Exhibit 21.1

Subsidiaries of BEHNEH LIMITED

Subsidiary Name	Jurisdiction of Incorporation or Organization
Behneh International Limited	British Virgin Islands
Behneh (Singapore) Pte. Ltd. (formerly known as Remsea Pte. Ltd.)	Singapore